COMPANY CONTACTS

Briony Quinn
Chief Financial Officer
(240) 744-1196

Dori Kesten
Capital Markets
(617) 835-8366

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES RETIREMENT OF CHAIRMAN WILLIAM W. MCCARTEN
Retirement Culminates a Distinguished 47 Year Career in Hospitality

BETHESDA, Maryland, February 25, 2026 – DiamondRock Hospitality Company (Nasdaq: DRH, the "Company") announced that Chairman William W. McCarten will retire from the Company’s Board of Directors (the “Board”) at the end of his current term, effective at the adjournment of the 2026 Annual Meeting of Shareholders on April 29, 2026. At that time, Bruce D. Wardinski will become non-executive Chairman of the Board, and the size of the Board will be reduced from nine directors to eight.

“For more than two decades, Bill has been the cornerstone of DiamondRock—as its founder, inaugural Chief Executive Officer, and Chairman. His leadership was instrumental in guiding the Company through a dynamic and evolving operating environment, shaping DiamondRock into the organization it is today. Bill’s insight, mentorship, principled leadership, and enduring passion for hospitality will be profoundly missed,” said Jeffrey J. Donnelly, Chief Executive Officer.

"It has been a great honor to serve as Chairman of DiamondRock for the past twenty‑two years. I have had the privilege of working alongside an exceptional Board of Directors and management team, and I am deeply proud of the successful business that we have created together," said Mr. McCarten.

“Bruce is uniquely qualified to serve in the role of Chairman, having served previously as Chairman of three publicly traded hotel companies, in addition to serving on DiamondRock’s Board since 2013. I look forward to continuing to work with Bruce as we pursue our shared goal of creating long‑term value for our shareholders,” said Mr. Donnelly.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that owns a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 35 premium quality hotels and resorts with approximately 9,600 rooms. The Company has strategically positioned its portfolio to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.